UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 2, 2006

AZZ incorporated

(Exact name of registrant as specified in its charter)

Texas	1-12777	75-0948250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

University Centre I, Suite 200

1300 South University Drive

Fort Worth, Texas 76107

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 810-0095

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7-Regulation FD

Item 7.01	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 are materials to be used by representatives of AZZ incorporated, a Texas corporation (the “Company”), in future presentations to the financial community.

Pursuant to General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Form 8-K, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

The information contained herein is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although the Company may do so from time to time as management of the Company believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

In connection with such future presentations to the financial community, reconciliations between EBITDA (as defined below) and net income and between free cash flow to cash provided by operating activities are provided as follows. As used by the Company, these terms may differ from similarly captioned measures used by other companies.

“EBITDA”, a non-GAAP financial measure, is defined as net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) the Company’s credit agreement uses EBITDA to measure compliance with covenants, such as fixed charge coverage and debt incurrence; (2) EBITDA is also used by potential lenders to evaluate potential transactions with the Company; and (3) EBITDA is also used by the Company to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs, (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company’s performance. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA only on a supplemental basis.

Free Cash Flow (“FCF”), also a non-GAAP financial measure, is defined as cash provided by operating activities less cash disbursed for capital expenditures. The Company presents FCF because it considers such information an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to the Company, many of which present FCF when reporting their results.

FCF has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These limitations include that FCF excludes significant cash flows, such as principal payments on debt. Because of these limitations, FCF should not be considered as a principal indicator of the Company’s performance. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using FCF only on a supplemental basis.

(Financial tables follow.)

EBITDA Reconciliation

The reconciliation of EBITDA with net income is as follows (in thousands):

	2/28/02	2/28/03	Actual Year Ended 2/29/04	2/28/05	2/28/06	Projected Year Ended 2/28/07
						(Range)
Net Income	$7,804	$8,615	$4,263	$4,812	$7,827	$15,600	to	$16,200
Plus:
Income Tax Expense	$4,793	$5,280	$2,614	$2,594	$4,204	$9,000	to	$9,300
Interest Expense	$2,410	$3,945	$2,407	$1,637	$1,689	$1,206	to	$1,206
Depreciation and Amortization	$6,266	$6,556	$5,730	$5,653	$5,720	$6,219	to	$6,219

EBITDA	$21,273	$24,396	$15,014	$14,696	$19,440	$32,025	to	$32,925

Free Cash Flow Reconciliation

The reconciliation of cash flows provided by (used in) operations with free cash flow is as follows (in thousands):

	2/28/02	2/28/03	Actual Year Ended 2/29/04	2/28/05	2/28/06	Projected Year Ended 2/28/07
						(Range)
Cash Provided by Operating Activities	$14,150	$22,927	$14,963	$6,471	$12,794	$17,500	to	$18,500
Less:
Fixed Asset Purchases for Cash	$12,772	$3,959	$3,645	$6,649	$6,602	$8,500	to	$8,500

Free Cash Flow	$1,378	$18,968	$11,318	$(178)	$6,192	$9,000	to	$10,000

Section 9- Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Exhibits.

The following exhibits are furnished with this Form 8-K.

99.1	AZZ incorporated Presentation*

*	Each document marked with an asterisk is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2006	AZZ incorporated (Registrant)

	By:	/s/ Dana L. Perry
Dana L. Perry
Senior Vice President Finance Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	AZZ incorporated Presentation*

*	Each document marked with an asterisk is filed herewith.